Exhibit 99.1

LIBERTY MEDIA CORPORATION ANNOUNCES FINANCING UPDATES AT LIBERTY CAPITAL

Englewood, Colorado, April 7, 2009 - Liberty Media Corporation (“Liberty”) (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LMDIA, LMDIB) today announced several actions at Liberty Capital to reduce risk and strengthen its balance sheet.

Last week, Liberty used cash for the voluntary early retirement of $750 million face amount of its Exchangeable Debentures attributable to Liberty Capital.  Liberty paid $187.5 million (of which $37.5 million was existing cash collateral) to retire $400 million face amount of its 4% Exchangeable Debentures due 2029 and $350 million face amount of its 3-3/4% Exchangeable Debentures due 2030.  Liberty also terminated swap arrangements that reference the 4% and 3-3/4% Exchangeable Debentures with no additional payment.  Including this payment, the total cash used to retire the $750 million face amount of Exchangeable Debentures and swaps referencing these Exchangeable Debentures was $503 million, of which $315 million was paid to settle swap arrangements that were settled in November 2008.  Liberty has now settled all of its swaps that reference its own or third-party debt.

In the first quarter, Liberty also took other action to reduce its counterparty risk exposure.  Liberty drew down an additional $1,638 million against derivative positions related to its Sprint Nextel / Embarq equity position, the present value of the remaining borrowing capacity, bringing total outstanding debt against derivative positions to $2,263 million.  As these derivative positions mature in 2009 and 2010, Liberty expects to use the proceeds, anticipated to total $2,379 million, to offset these borrowings.

Also in the first quarter, Liberty unwound the remaining derivative position related to its LodgeNet Interactive holdings.  As a result, Liberty received $41.4 million in cash and no longer holds any LodgeNet Interactive equity.

“We have increased net asset value and strengthened our balance sheet by decreasing our debt at a significant discount to face value and eliminating almost all of our derivative counterparty risk,” said Greg Maffei, Liberty President and CEO.  “We are focused on balance sheet management as well as providing greater transparency and clarity for our investors.”

About Liberty Media Corporation

Liberty Media Corporation owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (Nasdaq: LINTA), which includes Liberty’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Entertainment group (Nasdaq: LMDIA), which includes Liberty’s interests in The DIRECTV Group, Inc., Starz Entertainment, FUN Technologies, Inc., GSN, LLC, WildBlue Communications, Inc., and Liberty Sports Holdings LLC, and (3) the Liberty Capital group (Nasdaq: LCAPA), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Entertainment group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., and minority equity investments in Time Warner Inc. and Sprint Nextel Corporation.

Contact:

Courtnee Ulrich

720-875-5420